SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2014

WATTS WATER TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-11499	04-2916536
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

815 Chestnut Street, North Andover, Massachusetts 01845

(Address of Principal Executive Offices) (Zip Code)

(978) 688-1811

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 4, 2014, the Board of Directors of Watts Water Technologies, Inc. (the “Company”) appointed Robert J. Pagano, Jr. as the Company’s President and Chief Executive Officer effective upon the commencement of his employment with the Company on May 27, 2014, at which time the Company’s interim President and Chief Executive Officer, Dean P. Freeman, will resume his role as Executive Vice President and Chief Financial Officer.  The Company’s Board of Directors also appointed Mr. Pagano as a member of the Company’s Board of Directors effective upon the commencement of his employment with the Company.

Mr. Pagano, 51, has served as Senior Vice President of ITT Corporation and President, ITT Industrial Process since April, 2009.  Mr. Pagano originally joined ITT in 1997 and served in several management roles prior to his current position, including most recently as Vice President Finance, Corporate Controller, and President of Industrial Products.  ITT Corporation is a diversified manufacturer of highly engineered critical components and customized technology solutions for the energy, transportation and industrial markets.  Prior to joining ITT, Mr. Pagano worked at KPMG LLP.  Mr. Pagano is a Certified Public Accountant.

Mr. Pagano’s initial annual base salary will be $700,000.  Mr. Pagano will participate in the Company’s Executive Incentive Bonus Plan with a target bonus percentage equal to 100% of his base salary on a prorated basis for 2014.  Mr. Pagano will be guaranteed an incentive bonus payout of at least 50% of his prorated target bonus for 2014.  The Company has agreed to pay customary, out-of-pocket expenses incurred by Mr. Pagano in connection with his relocation to the North Andover, Massachusetts area.  The Company will also pay Mr. Pagano a $50,000 lump sum to cover his temporary living expenses in the North Andover area prior to his relocation.

In connection with his hiring, Mr. Pagano will be granted shares of restricted stock with a fair value of $2,200,000 and a target number of performance shares with a fair value of $1,100,000.  The number of shares subject to each grant will be determined based on the closing sale price of the Company’s Class A common stock as of the last trading day prior to the date Mr. Pagano commences employment with the Company.  The shares of restricted stock will vest 50% on the first anniversary of the date of grant and 25% each year thereafter.  The number of performance shares earned will be determined and issued after January 1, 2017 based on the Company’s performance against return on invested capital (“ROIC”) and revenue compound annual growth rate (“Revenue CAGR”) goals set by the Compensation Committee and may be from 0% to 200% of the number of target shares awarded to Mr. Pagano.  The agreements governing the restricted stock and performance share awards will provide that any unvested portion of such awards will become fully vested and nonforfeitable in the event Mr. Pagano’s employment is terminated without cause.  The forms of restricted stock agreement and performance stock unit award agreement to be entered into with Mr. Pagano in connection with the above described equity awards are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Mr. Pagano will also receive an annual equity grant for 2014 with a total fair value equal to $2,100,000.  Half of the value of Mr. Pagano’s annual equity award will be in the form of shares of restricted stock and half of the value will be in the form of a target number of performance shares.  In accordance with the Company’s standard practice, Mr. Pagano’s 2014 annual grants will be awarded as of the third business day following the public release of the Company’s second quarter earnings and the number of shares subject to each grant will be determined based on the twelve month trailing average sale price of the Company’s Class A common stock ending on the last trading day prior to the date such award is approved by the Compensation Committee.  The shares of restricted stock issued to Mr. Pagano will vest one-third per year over three years and the number of performance shares earned will be determined and issued after January 1, 2017 based on the Company’s performance against ROIC and Revenue CAGR goals set by the Compensation Committee.  The performance shares actually issued to Mr. Pagano may be from 0% to 200% of the number of target shares awarded to him.  The annual equity grants to Mr. Pagano will be governed by the Company’s standard forms of agreements and will not provide for acceleration of vesting in the event Mr. Pagano’s employment is terminated without cause.

Mr. Pagano will also be eligible to participate in the Company’s Management Stock Purchase Plan beginning in 2014.  Mr. Pagano will receive either a car leased by the Company or a $2,000 monthly car allowance.  Mr. Pagano will also be eligible to participate in the Company’s customary employee benefit plans, including medical insurance plans, life insurance plan and retirement savings plan and he will be entitled to an annual Company-paid executive physical examination.

Item 9.01                                           Financial Statements and Exhibits.

(d)	Exhibits.	See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 8, 2014	WATTS WATER TECHNOLOGIES, INC.

	By:	/s/ Kenneth R. Lepage
Kenneth R. Lepage
General Counsel &
Executive Vice President of Administration

EXHIBIT INDEX

Exhibit No.	Title

10.1	Form of Restricted Stock Agreement between Watts Water Technologies, Inc. and Robert J. Pagano, Jr.

10.2	Form of Performance Stock Unit Award Agreement between Watts Water Technologies, Inc. and Robert J. Pagano, Jr.